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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE

LAMSON & SESSIONS ANNOUNCES LITIGATION SETTLEMENT


         CLEVELAND, Ohio, September 17, 2004 - Lamson & Sessions (NYSE:LMS) announced today that it has settled its patent infringement litigation with Intermatic Incorporated of Spring Grove, Illinois.
         This settlement is the result of a mediation process, which the parties have participated in for some time. The Company believes that this settlement will avoid additional legal fees and removes the potential uncertainties created by such protracted litigation, which originated in 1994.
         In connection with this settlement, Lamson & Sessions will record a charge of approximately $1.1 million, net of tax, or eight cents per diluted share, in its third fiscal quarter ending October 2, 2004.
         Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.
         This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing,
(ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, (iv) the continued availability and reasonable terms of bank financing and (v) any adverse change in the recovery trend of the country's general economic condition affecting the markets for the Company's products. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.

FOR FURTHER INFORMATION, PLEASE CONTACT:

James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557